Exhibit 99.B(m)(1)(ii)

AMENDED SCHEDULE 1

to the

AMENDED AND RESTATED SHAREHOLDER SERVICES AND

DISTRIBUTION PLAN

for

ING VARIABLE PORTFOLIOS, INC.

CLASS S

Name of Fund

ING BlackRock Global Science and Technology Opportunities Portfolio

ING Hang Seng Index Portfolio

ING Index Plus LargeCap Portfolio

ING Index Plus MidCap Portfolio

ING Index Plus SmallCap Portfolio

ING International Index Portfolio

ING Opportunistic LargeCap Growth Portfolio

ING Opportunistic LargeCap Portfolio

ING Russell™ Global Large Cap Index 75% Portfolio

ING Russell™ Large Cap Growth Index Portfolio

ING Russell™ Large Cap Value Index Portfolio

ING Russell™ Mid Cap Growth Index Portfolio

ING Russell™ Large Cap Index Portfolio

ING Russell™ Mid Cap Index Portfolio

ING Russell™ Small Cap Index Portfolio

ING Small Company Portfolio

ING U.S. Bond Index Portfolio

ING U.S. Government Money Market Portfolio

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio